Exhibit 99.1

Dendreon Announces Fourth Quarter and 2013 Year End Results

– Conference Call to be Hosted March 3, 2014 at 9:00 a.m. ET –

SEATTLE, March 3, 2014 – Dendreon Corporation (NASDAQ: DNDN) today reported results for the fourth quarter and full year ended December 31, 2013. Net product revenue for the year ended December 31, 2013 was $283.7 million compared to $325.3 million for the year ended December 31, 2012. Net product revenue for the fourth quarter ended December 31, 2013 was $74.8 million compared to $81.6 million on a pro-forma basis for the fourth quarter ended December 31, 2012, which excludes a $3.8 million favorable adjustment to the Company’s chargebacks reserve due to a change in estimate.

Net loss for the year ended December 31, 2013 was $296.8 million, or $1.95 per share, compared to $393.6 million or $2.65 per share for the year ended December 31, 2012.

As of December 31, 2013, Dendreon had approximately $199.4 million in cash, cash equivalents, and short-term and long-term investments, compared to $429.8 million as of December 31, 2012.

“During the fourth quarter, our results were driven by strong growth in our oncology accounts as well as improvements in urology and academic accounts,” said John H. Johnson, chairman, president and chief executive officer of Dendreon. “To bolster our efforts to improve the top line, we have a new commercial model in place and have identified additional efforts to further improve commercial effectiveness. Profitability remains our key goal, and we successfully reduced our costs of goods sold on a pro-forma basis to 51% in the fourth quarter. We are also making progress with regard to global expansion and will be making PROVENGE commercially available in Europe through a cost-effective Centers of Excellence approach, beginning with Germany and the United Kingdom. Our favorable label in Europe will allow for early positioning and strong messaging for our reimbursement dossiers, and we look forward to making PROVENGE available to oncologists and urologists and their patients within the approved label in this important market.”

Mr. Johnson continued, “We expect our first quarter 2014 revenues to be consistent with our first quarter 2013 results. We continue to be on track on our restructuring and cost reduction plan to accelerate the path to profitability. We are focused on becoming cash flow breakeven as soon as possible.”

Recent Highlights

•	Business has continued to stabilize

•	Community oncology grew 19% overall quarter over quarter

•	Community urology grew 2% overall quarter over quarter

•	Community accounts represent 72% of total sales

•	Academic grew 5% quarter over quarter

•	Continued large account growth

•	100 large accounts in Q4, up from 94 in Q3, 85 in Q2 and 54 in Q1

•	Continued to generate new physician interest in PROVENGE® (sipuleucel-T)

•	Added 31 net new accounts in Q4

•	New commercial model in place to improve execution

•	Silvio Pacheco has been appointed Chief Customer Officer and Bill Jenkinson has been appointed Chief Marketing Officer

•	Focus on targeted accounts, which include large accounts as well as those the Company is aspiring to grow into this same class

•	Making PROVENGE available in Europe through cost-effective approach

•	As a first step, Dendreon will make PROVENGE available in Europe through Centers of Excellence using Contract Manufacturing Organization (PharmaCell), beginning with Germany and the United Kingdom

•	Favorable label in Europe will allow for early positioning in the treatment of mCRPC and strong messaging for reimbursement dossiers

•	Working with Health Technology Assessment committees to provide necessary information to support reimbursement in Europe

•	The second step is to expand further in Europe once automation is approved; the Company is preparing for discussions with European regulatory authorities regarding automation

•	Advancing automation efforts in the U.S.

•	Recently held a constructive meeting with the FDA regarding automation of the PROVENGE manufacturing process; the Agency expressed its support for this effort

•	Believe automation is an important strategic driver to help lower COGS in U.S. and also more efficiently make PROVENGE available worldwide

•	Continued to be on track on restructuring and cost reduction plan to accelerate the path to profitability; are already seeing net benefits begin to be realized in the first quarter of 2014; the Company is focused on becoming cash flow breakeven as soon as possible

•	Continue to develop clinical data in the active cellular immunotherapy space

•	Presented data from ongoing immuno-oncology trials at ASCO-GU, which further elucidate the product potency and mechanism of PROVENGE, and surrounding investigational compound DN24-02

Conference Call Information

Dendreon will host a conference call on March 3, 2013 at 9:00 a.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 57711925. The call will also be audio webcast from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-855-859-2056 or +1-404-537-3406 for international callers; the conference ID number is 57711925. The replay will be available from 12:00 p.m. EST on Monday, March 3, 2014, until 11:59 p.m. EST on Sunday, March 9, 2014. In addition, the webcast will be archived for on-demand listening for 90 days at www.dendreon.com.

PROVENGE Indication and Important Safety Information

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1,500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the recent and prior restructurings, the timing and elements of the restructurings, the timing and form of related charges, the expected annual operating expense reductions, expectations and beliefs regarding Dendreon’s financial position, profitability and Dendreon’s ability to break even and achieve improved performance as a result of the restructurings, statements regarding sequencing studies, statements regarding studies to advance understanding of immunotherapy and the treatment of advanced prostate cancer, statements regarding biomarkers, expectations about automation or the early detection study, expectations about advancing our pipeline, expectations regarding reductions of cost of goods sold, expectations regarding reimbursement approvals of PROVENGE® in Europe or Dendreon’s ability to launch and commercialize PROVENGE in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects, beliefs and expectations regarding potential revenue and earnings from product sales, including beliefs regarding Dendreon’s ability to grow sales, expectations regarding market size, target market, and market opportunity, beliefs regarding the impact of our direct to consumer advertising, expectations with respect to our sales force execution and effectiveness, progress generally on commercialization efforts for PROVENGE, and expectations about clinical trial enrollments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer for a variety of reasons, including competing therapies, instability in our sales force, the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA or the EU on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our commercial operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, the failure to achieve reimbursement approvals in Europe, manufacturing or quality difficulties, the dilution or other effects resulting from capital raising or debt restructuring transactions, disruptions or delays and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-Q for the quarter ended September 30, 2013. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Product revenue, net	$74,828	$85,455	$283,676	$325,333
Royalty and other revenue	7	38	70	197

Total revenue	74,835	85,493	283,746	325,530
Operating expenses:
Cost of product revenue	38,476	54,371	166,328	227,892
Loss on inventory impairment	39,992	—	46,246	—
Research and development	16,643	18,960	70,833	74,643
Selling, general and administrative	47,363	73,488	232,847	317,131
Restructuring, contract termination and asset impairment	7,675	(36,302)	10,519	45,667

Total operating expenses	150,149	110,517	526,773	665,333

Loss from operations	(75,314)	(25,024)	(243,027)	(339,803)
Interest income	114	273	667	1,344
Interest expense	(13,386)	(13,940)	(54,359)	(55,252)
Other income (expense)	(156)	(4)	(85)	101

Net loss	$(88,742)	$(38,695)	$(296,804)	$(393,610)

Basic and diluted net loss per share	$(0.58)	$(0.26)	$(1.95)	$(2.65)

Shares used in computation of basic and diluted net loss per share	152,390	149,737	151,985	148,777

	December 31,	December 31,
	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$92,530	$188,408
Short-term investments	87,092	165,396
Long-term investments	19,819	76,045

Total cash and cash equivalents, short-term investments and long-term investments	$199,441	$429,849
Trade accounts receivable	34,560	38,884
Inventory	54,346	76,300
Total assets	434,401	721,119
Convertible senior notes due 2016	559,122	532,744
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity (deficit)	(247,651)	34,613

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
GAAP net loss	$(88,742)	$(38,695)	$(296,804)	$(393,610)
Non-GAAP adjustments:
Depreciation expense	6,999	8,505	30,828	39,657
Imputed interest related to the convertible senior notes due 2016	6,796	6,267	26,378	24,326
Restructuring, contract termination and asset impairment, including stock-based compensation expense:
Severance, contract termination and other expense	7,500	10,815	10,444	25,819
Non-cash stock-based compensation expense	175	325	184	2,015
Non-cash asset impairment	—	(47,442)	(109)	17,833
Management severance and other termination benefits:
Severance expense	—	801	896	7,766
Non-cash stock-based compensation expense	—	1,179	1,092	16,291
Other stock-based compensation expense	1,888	12,905	12,893	53,367
Loss on inventory impairment	39,992	—	46,246	—

Non-GAAP net loss	$(25,392)	$(45,340)	$(167,952)	$(206,536)

Non-GAAP net loss per share- basic	$(0.17)	$(0.30)	$(1.11)	$(1.39)

Shares used in computation of basic net loss per share	152,390	149,737	151,985	148,777

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.